December 21, 2005

First Great-West Life & Annuity Insurance Company

and Variable Annuity-1 Series Account

8515 E Orchard Road

Greenwood Village CO 80111

Ladies and Gentlemen:

I am Vice-President, Counsel and Associate Secretary of First Great-West Life & Annuity Insurance Company("First GWL&A") and act in such capacity in legal matters concerning the establishment and operation of Variable Annuity-1 Series Account, a separate account established pursuant to the applicable provisions of the New York Insurance Code, and the validity of the flexible premium variable annuity contracts ("the Contracts") that have been and will be issued by First GWL&A. Furthermore, I have participated in the preparation of the Registration Statement on Form N-4 that will be filed with the Securities and Exchange Commission, which concerns this separate account with respect to the Contracts that will be issued by First GWL&A, and in the preparation of the Contracts.

In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.	First GWL&A is a valid and subsisting corporation, organized and operated under New York law, and subject to regulation by the New York Division of Insurance.

2.	Variable Annuity-1 Series Account is a separate account validly established and maintained by First GWL&A in accordance with the provisions of the New York Insurance Code.

3.

All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and when the Contracts are issued in accordance with the Prospectus contained in this Registration Statement (or as amended further to comply with the requirements of the Securities and Exchange Commission), all applicable state laws will have been complied with.

4.	First GWL&A has been authorized by its Board of Directors to issue the Contracts and has the corporate power to do so.

First Great-West

December 21, 2005

5.	When issued, the Contracts will be legally issued, fully paid and non-assessable, and represent binding obligations of First GWL&A, upon receipt by First GWL&A of premiums.

You may use this opinion or a copy thereof as an exhibit to the Registration Statement.

Yours truly,

/s/ Beverly A. Byrne

Beverly A. Byrne

Vice President, Counsel

And Associate Secretary